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                                                                    EXHIBIT 16.1


May 18, 2005


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Compass Minerals Group, Inc. (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K report of Compass Minerals Group, Inc. dated May 12, 2005. We agree with the statements concerning our Firm in such Form 8-K. However, we make no comment whatsoever regarding the current status of material weaknesses in internal controls or any remedial actions taken with respect to such material weaknesses.

Very truly yours,


PricewaterhouseCoopers LLP